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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

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                                 SCHEDULE 14D-9

                               (AMENDMENT NO. 9)

               SOLICITATION/RECOMMENDATION STATEMENT PURSUANT TO
            SECTION 14(D)(4) OF THE SECURITIES EXCHANGE ACT OF 1934

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                              GRUMMAN CORPORATION
                           (NAME OF SUBJECT COMPANY)

                              GRUMMAN CORPORATION
                      (NAME OF PERSON(S) FILING STATEMENT)

                           COMMON STOCK, $1 PAR VALUE
           (INCLUDING THE ASSOCIATED PREFERRED STOCK PURCHASE RIGHT)
                         (TITLE OF CLASS OF SECURITIES)

                                    40018110
                     (CUSIP NUMBER OF CLASS OF SECURITIES)

                               THOMAS L. GENOVESE
                       VICE PRESIDENT AND GENERAL COUNSEL
                              GRUMMAN CORPORATION
                              1111 STEWART AVENUE
                         BETHPAGE, NEW YORK 11714-3580
                                 (516) 575-3871
  (NAME, ADDRESS AND TELEPHONE NUMBER OF PERSON AUTHORIZED TO RECEIVE NOTICES
        AND COMMUNICATIONS ON BEHALF OF THE PERSONS(S) FILING STATEMENT)

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     This Amendment No. 9 amends and supplements the Solicitation/Recommendation
Statement on Schedule 14D-9, dated March 8, 1994 (the "Schedule 14D-9"), of Grumman Corporation, a New York corporation (the "Company"), filed in connection with the Offer as set forth in the Schedule 14D-9. Capitalized terms used herein shall have the definitions set forth in the Schedule 14D-9 unless otherwise provided herein.

ITEM 4.  THE SOLICITATION OR RECOMMENDATION

     The response to Item 4(b) on pages 1 through 4 of the Solicitation/Recommendation Statement on Schedule 14D-9, dated March 24, 1994 (the "March 24 Schedule 14D-9") of the Company, filed with the Securities and Exchange Commission on March 25, 1994, with respect to the tender offer of Northrop (the "Northrop Offer"), is incorporated by reference herein in its entirety.

ITEM 8.  ADDITIONAL INFORMATION TO BE FURNISHED

     The response to Item 8 on pages 5 through 6 of the March 24 Schedule 14D-9 is incorporated by reference herein in its entirety.

ITEM 9.  MATERIAL TO BE FILED AS EXHIBITS

(c)(24) Solicitation/Recommendation Statement on Schedule 14D-9, dated March 24, 1994, of the Company with respect to the Northrop Offer.

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                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                          GRUMMAN CORPORATION

                                          By: /s/  Renso L. Caporali
                                              Chairman of the Board and
                                            Chief Executive Officer

Date: March 24, 1994

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                                 EXHIBIT INDEX

EXHIBIT

(c)(24) Solicitation/Recommendation Statement on Schedule 14D-9, dated March 24, 1994, of the Company with respect to the Northrop Offer.